(n)(1)

TENTH AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

FOR

VOYA MUTUAL FUNDS

I.                                        Introduction

VOYA MUTUAL FUNDS (the “Trust”), on behalf of its series listed on Schedule A attached hereto, as such schedule may be amended from time to time to add additional series, (referred to herein collectively as the “Funds” and each individually as a “Fund”), hereby adopts this Multiple Class Plan (the “Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

II.                                   Multiple Class Structure

Each of the Funds continuously offers the classes of shares indicated by the Fund’s name on Schedule A.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:  (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.  In addition, Class A, Class B, Class C, Class I, Class O, Class P, Class R, Class R6, and Class W shares shall have the features described below.

A.                                    Sales Charge Structure

(1)                                 Class A Shares.  Class A shares of a Fund shall be offered at net asset value plus an initial sales charge.  The front-end sales charge shall be in such amount as is disclosed in the Funds’ prospectus or supplements thereto and shall be subject to reductions for larger purchases and such waivers or reductions as are disclosed in the Funds’ current prospectus or supplements thereto.  Class A shares generally shall not be subject to a contingent deferred sales charge (“CDSC”); however, a CDSC in such amount as may be described in the Funds’ current prospectus or supplements thereto may be imposed on redemptions of Class A shares acquired in a purchase of one million dollars or more that are redeemed within a specified number of months of their purchase, as described in the Funds’ prospectus or supplements thereto.  Additional CDSCs may be imposed in such other cases as the Board of Trustees (“Board”) may approve and as are disclosed in the Funds’ current prospectus or supplements thereto.

(2)                                 Class B Shares.  Class B shares of a Fund shall be offered at net asset value without the imposition of an initial sales charge.  A CDSC in such amount as is described in the Funds’ current prospectus or supplements thereto shall be imposed on Class B shares, subject to such waivers or reductions as are disclosed in the Funds’ current prospectus or supplements thereto.  Class B shares automatically convert to Class A shares, as described in the Funds’ current prospectus or supplements thereto.

(3)                                 Class C Shares.  Class C shares of a Fund shall be offered at net asset value without the imposition of a sales charge at the time of purchase.  A CDSC in such amount as is described in the Funds’ current prospectus or supplements thereto shall be imposed on redemptions of Class C shares made within one year from the first day of the month after purchase, subject to waivers or reductions as are disclosed in the Funds’ current prospectus or supplements thereto.  Class C shares do not automatically convert to Class A shares.

(4)                                 Class I Shares.  Class I shares shall be offered to certain institutional investors, as indicated in the Funds’ current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge or a CDSC.  A minimum initial investment for Class I shares is imposed as described in the Funds’ current prospectus or supplements thereto.

(5)                                 Class O Shares.  Class O shares are distributed with no sales charge, but are subject to a service fee based on the average daily net assets attributable to Class O shares.  This fee is imposed pursuant to a shareholder service fee based on the average daily net assets attributable to Class O shares in such amount as is described in the Funds’ current prospectus or supplements thereto.  Class O shares are not subject to a CDSC.

(6)                                 Class P Shares.  Class P shares shall be offered without the imposition of a sales charge at the time of purchase and are not subject to a CDSC.

(7)                                 Class R Shares.  Class R shares of a Fund shall be offered at net asset value without the imposition of a sales charge at the time of purchase.  Class R shares shall not be subject to a CDSC.  Class R shares do not automatically convert to Class A shares.

(8)                                 Class R6 Shares.  Class R6 shares shall be offered to certain investors, as indicated in the Funds’ current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge or a CDSC.  A minimum initial investment for Class R6 shares is imposed as described in the Funds’ current prospectus or supplements thereto.

(9)                                 Class W Shares.  Class W shares shall be offered to certain institutional investors, including wrap program sponsors, as indicated in the Funds’ current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge or a CDSC.  A minimum initial investment for Class W shares is imposed as described in the Funds’ current prospectus or supplements thereto.

B.                                    Service and Distribution Plans

Each Fund has adopted a 12b-1 plan for each class of shares of that Fund (other than Class I, Class R6, Class P, and Class W shares) with the terms contained in Schedule B, attached hereto.  For purposes of this agreement and the information contained in Schedule B hereto, distribution and service activities are defined as follows:

(1)                                 The term “distribution activities” shall include services rendered by the underwriter of the shares of a Fund (the “Underwriter”) in connection with any activities or expenses primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of the Underwriter or to other broker-dealers that have entered into an Authorized Dealer Agreement with the Underwriter, compensation to and expenses of employees of the Underwriter who engage in or support distribution of the Funds’ shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

(2)                                 The term “service activities” shall mean activities in connection with the provision of personal, continuing services to investors in each Fund, excluding transfer agent and sub-transfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the Financial Industry Regulatory Authority (“FINRA”) adopts a definition of “service fee” for purposes of Section 2830 of the Conduct Rules that differs from the definition of “service activities” hereunder, or if FINRA adopts a related definition intended to define the same concept, the definition of “service activities” in this paragraph shall be automatically amended, without further action of the Board, to conform to such FINRA definition.  Overhead and other expenses of the Underwriter related to its “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

C.                                    Allocation of Income and Expenses

(1)                                 The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets.  To the extent practicable, certain expenses (other than Class Expenses and Transfer Agency Expenses, each as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund.  These expenses include:

(a)                                 Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Expenses”); and

(b)                                 Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

(2)                                 Expenses (other than Transfer Agency Expenses, as defined below) attributable to a particular class (“Class Expenses”) shall be limited to:  (i) payments made pursuant to a 12b-1 plan; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iii) Blue Sky registration fees incurred by a class; (iv) SEC registration fees incurred by a class; (v) the expense of administrative personnel and services to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class; and (vii) Trustees’ fees incurred as a result of issues relating to one class.  Expenses in category (i) above must be allocated to the class for which such expenses are incurred.  All other “Class Expenses” listed in categories (ii)-(vii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item.  Trust Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values.  Approved Class Expenses shall be allocated to the particular class to which they are attributable.

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board and approved by such Board and by a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act.

(3)                                 Transfer agency fees and expenses, including any expenses of broker-dealers, sub-transfer agents and other third parties providing shareholder services to shareholders of a Fund (“Transfer Agency Expenses”), shall be allocated to each class of the Fund as set forth below:

(a)                            Transfer Agency Expenses attributable to Class I Shares of a Fund shall be allocated exclusively to Class I Shares of such Fund and shall be subtracted from the gross income of the Fund attributable to such Class I Shares;

(b)                            Transfer Agency Expenses attributable to Class P Shares of a Fund shall be allocated exclusively to Class P Shares of such Fund and shall be subtracted from the gross income of the Fund attributable to such Class P Shares;

(c)                             Transfer Agency Expenses attributable to Class R6 Shares of a Fund shall be allocated exclusively to Class R6 Shares of such Fund and shall be subtracted from the gross income of the Fund attributable to such Class R6 Shares; and

(d)                            Transfer Agency Expenses attributable to all other classes of a Fund shall be allocated to all classes of the Fund, other than Class I Shares, Class P Shares and Class R6 Shares, on a pro rata basis in accordance with the relative net assets of each class of the Fund (other than Class I Shares, Class P Shares and Class R6 Shares) in relation to the net assets of the Fund (excluding the net assets of the Fund attributable to Class I Shares, Class P Shares and Class R6 Shares) and shall be subtracted from the gross income attributable to each such class of the Fund.

(4)                                       Fund Expenses may be waived and/or reimbursed in different amounts for different classes provided that:  (1) one class does not subsidize the Fund Expenses (including advisory fees) of any other class; and (2) any such waivers comply with procedures adopted by the Funds for that guard against cross-subsidization of Fund-level fees between classes.

D.                                    Exchange Privileges

Shares of one class of a Fund may be exchanged for shares of that same class of any other Voya fund without payment of any additional front-end sales charge,

except as provided below, and except that a CDSC that was applicable to the original Voya fund being held by the shareholder shall continue to apply to the investment in the Voya fund into which the shareholder has exchanged.  If a shareholder exchanges into Voya Senior Income Fund and subsequently offers his or her common shares for repurchase by that Fund, the CDSC will apply from the original Voya fund from which he or she exchanged.  A sales charge, equal to the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Fund.  If a shareholder exchanges and subsequently redeems his or her shares, any applicable CDSC will be based on the full period of the share ownership.

A shareholder may also exchange shares of a class of any Fund for shares of a different class of the same Fund, which the shareholder is eligible to purchase, as disclosed in the Fund’s current prospectus or supplements thereto and subject to the discretion of Voya Funds Distributor, LLC to permit or reject such an exchange.

E.                                     Conversion Features.

Class B shares automatically convert to Class A shares after eight years from purchase except that all Class B shares of Voya Multi-Manager International Small Cap and Voya Global Value Choice Fund issued prior to May 24, 1999 will automatically convert to Class A shares in the Fund on the first business day of the month in which the seventh anniversary of the issuance of the Class B shares occurs.

For purposes of conversion to Class A shares, shares purchased through the reinvestment of dividends and distributions paid in respect of Class B shares in a shareholder’s Fund account will be considered to be held in a separate subaccount.  Each time any Class B shares in the shareholder’s Fund account (other than those in the subaccount) convert to Class A, an equal pro rata portion of the Class B shares in the subaccount will also convert to Class A.

Shares shall be converted at the relative net asset values of the two classes without the imposition of a sales charge, fee or other charge.  If the amount of Class A 12b-1 expenses of any Fund is increased materially without the approval of the Class B shareholders, any conversion will only take place in a manner permitted by Rule 18f-3.

The conversion of Class B shares into Class A shares may be subject to the continuing availability of an opinion of counsel or an Internal Revenue Service ruling to the effect that (1) such conversion will not constitute taxable events for federal tax purposes; and (2) the payment of different dividends on Class A and Class B shares, respectively, does not result in a Fund’s dividends or distributions constituting “preferential dividends” under the Internal Revenue Code of 1986.  The Class B shares so converted will no longer be subject to the higher expenses borne by Class B shares.  The conversion will be effected at the relative net asset values per share of the two classes.

F.                                      Waiver or Reimbursement of Expenses

Expenses may be waived or reimbursed by any adviser, by the Underwriter or any other provider of services to the Funds without the prior approval of the Board.

III.                              Board Review

A.                                    Approval of Amendments

The Plan may not be amended materially unless the Board, including a majority of the Trustees who are not “interested persons” of the Funds and the Trust as defined in the 1940 Act, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust.  Such finding shall be based on information requested by the Board and furnished to them which the Board then deems reasonably necessary to evaluate the proposed amendment.  Said amendments may be approved at an in person or telephonic meeting of the Board or by a written instrument signed by a majority of the Trustees who are not “interested persons” of the Funds as defined in the 1940 Act.

B.                                    Quarterly and Annual Reports

The Board shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the 1940 Act, as it may be amended from time to time.  In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class.  Expenditures not related to the sale or servicing of a particular class shall not be presented to the Board to justify any fee attributable to that class.  The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

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IV.                               Miscellaneous

A.                                    Limitation of Liability

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Underwriter or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

Last Approved: September 10, 2015

Last Amended: September 10, 2015 to align CDSC waiver language with approved prospectus disclosure.

SCHEDULE A

to the

TENTH AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

for

VOYA MUTUAL FUNDS

Classes of Shares
Funds	A	B	C	I	O	P	R	R6	W
Voya Diversified Emerging Markets Debt Fund	Ö	N/A	Ö	Ö	N/A	N/A	N/A	N/A	Ö
Voya Diversified International Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	N/A	Ö
Voya Emerging Markets Equity Dividend Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	N/A	Ö
Voya Global Bond Fund	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Voya Global Equity Dividend Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	N/A	Ö
Voya Global Natural Resources Fund	Ö	N/A	N/A	Ö	N/A	N/A	N/A	N/A	Ö
Voya Global Opportunities Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	N/A	Ö
Voya Global Perspectives Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	N/A	Ö
Voya Global Real Estate Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	Ö	Ö
Voya Global Value Advantage Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	N/A	Ö
Voya International Core Fund	N/A	N/A	N/A	Ö	N/A	N/A	N/A	N/A	N/A
Voya International Real Estate Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	N/A	Ö
Voya Multi-Manager Emerging Markets Equity Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	N/A	Ö
ING Multi-Manager International Equity Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	N/A	Ö
Voya Multi-Manager International Small Cap Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	N/A	Ö
Voya Russia Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	N/A	Ö

Schedule A Last Amended: October 1, 2014 due to dissolution of Class B, Class C, and Class R shares for Voya Global Natural Resources Fund.

SCHEDULE B

to the

TENTH AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

for

VOYA MUTUAL FUNDS

12b-1 Distribution and Service Fees

Paid Each Year by the Funds

(as a % of average net assets)

	Classes of Shares
Funds	A	B	C	I	O	P	R	R6	W
Voya Diversified Emerging Markets Debt Fund	0.25	N/A	1.00	N/A	N/A	N/A	N/A	N/A	N/A
Voya Diversified International Fund	0.25	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Emerging Markets Equity Dividend Fund	0.25	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Global Bond Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Global Equity Dividend Fund	0.25	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Global Natural Resources Fund	0.25	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Voya Global Opportunities Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Global Perspectives Fund	0.25	N/A	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Global Real Estate Fund	0.35	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Global Value Advantage Fund	0.35	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya International Core Fund	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Voya International Real Estate Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Multi-Manager Emerging Markets Equity Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
ING Multi-Manager International Equity Fund	0.25	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Multi-Manager International Small Cap Fund	0.35	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Russia Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A

Schedule B Last Amended: October 1, 2014 due to dissolution of Class B, Class C, and Class R shares for Voya Global Natural Resources Fund.